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                                                                      EXHIBIT 21



                  SUBSIDIARIES OF MET-COIL SYSTEMS CORPORATION
                               AS OF MAY 31, 1999


NAME                                                      STATE OF INCORPORATION
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Iowa Precision Industries, Inc.                           Delaware

The Lockformer Company                                    Illinois

Fen-Pro Inc.                                              Illinois (1)

Met-Coil - Texas                                          Texas (2)



All Subsidiaries do business under their own names or under the name of Met-Coil Systems Corporation.

(1)  F/K/A Roper Whitney Company, F/K/A Met-Coil-RWC, Inc., F/K/A Fenestra, Inc.

(2)  F/K/A Rowe Machinery & Automation, Inc.